Exhibit 99.1

BOB EVANS REPORTS FISCAL 2013 FULL-YEAR AND FOURTH-QUARTER RESULTS; PROVIDES FY 2014 OUTLOOK

Bob Evans Restaurants achieves positive 4Q 2013 same-store sales of 0.5%; reports positive same-store sales of 1.0% for fiscal year 2013

BEF Foods’ 4Q 2013 net sales increase 26.1%, volume up 21.4%; reports fiscal year 2013 net sales increase 10.8%, volume up 14.6%

Company announces reported 4Q 2013 earnings per diluted share of $0.97 and fiscal 2013 loss per diluted share of $0.10; non-GAAP EPS was $0.71 for the quarter, and $2.39 for the full year

Company sets fiscal year 2014 non-GAAP EPS guidance at $2.60 to $2.67; reaffirms long-term annual non-GAAP earnings growth guidance of 8-12 percent and 5-year non-GAAP operating margin improvement of 300 to 350 basis points

Bob Evans Restaurants to complete Farm Fresh Refresh remodel program with 233 remaining restaurants by the end of fiscal 2014; same-store sales at remodeled restaurants continue to outperform non-remodeled restaurants

Continued strong free cash flow generation and borrowings enabled return of $93 million to shareholders via dividends and share repurchases during fiscal 2013, while investing approximately $125 million in fixed assets and $52 million for the Kettle Creations acquisition

COLUMBUS, Ohio – June 4, 2013 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2013 fourth quarter and full year ended Friday, April 26, 2013.

Fiscal 2013 commentary

Chairman and Chief Executive Officer Steve Davis said, “Results at Bob Evans Farms, Inc. for fiscal year 2013 reflect continued successful execution against our three strategic pillars: transformation of our core businesses to enable expansion; investment in high return on capital growth opportunities; and disciplined capital allocation to drive shareholder value.

“We believe the acceleration of the Farm Fresh Refresh remodeling program at Bob Evans Restaurants; the Kettle Creations acquisition and ongoing plant network optimization at BEF Foods; and the divestiture of the Mimi’s Café restaurant chain have transformed our Company with a significantly upgraded asset base and margin structure capable of driving profitable revenue growth in fiscal 2014 and beyond. During the past year, these transformational investments and events have given us the confidence to raise our long-term annual non-GAAP growth guidance to 8 to 12 percent.”

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Davis continued, “Our strategy is to invest in growth opportunities that deliver on the two criteria most relevant to today’s restaurant and grocery consumers: value and convenience. The extensive investments in infrastructure, marketing, and product development at both Bob Evans Restaurants and BEF Foods have been undertaken to deliver on these criteria. Positive same-store sales at Bob Evans Restaurants and double-digit volume growth at BEF Foods during fiscal year 2013 indicate those investments are beginning to generate a return. We expect to build on this success during fiscal year 2014 with the culmination of the Farm Fresh Refresh remodeling program as we complete the remaining 233 Bob Evans Restaurants; and at BEF Foods, with the completion of plant expansion projects at the Kettle Creations facility in Lima, Ohio, that produces the majority of our refrigerated side dish products, and at our facility located in Sulphur Springs, Texas, that produces our ready-to-eat products.

“With the divestiture of Mimi’s Café, and the impending completion of extensive transformational investments in both Bob Evans Restaurants and BEF Foods, our company’s growth story has become very simple and well-defined. We are a strong brand with two growing businesses dedicated to delivering on the value and convenience expectations of today’s restaurant and grocery consumers. Success in that regard will be measured by continued net sales growth. Through leveraging net sales growth and further improvement in our operations, we are also committed to earnings growth with our goal of improving non-GAAP operating margin by 300 to 350 basis points by fiscal 2018. We believe this dual approach of improving our relevance to consumers, while continuing to refine our operational processes is the most prudent approach to achieving sustainable earnings growth, and higher returns on invested capital for our shareholders.”

In regard to the fiscal fourth quarter, Davis noted, “Bob Evans Restaurants experienced a challenging sales environment during February due to several winter weather events and macro-economic challenges. However, we recovered during March and April to deliver positive same-store sales of 0.5 percent for the quarter. As consumer spending increased during the quarter, our proven value-oriented sales layers, particularly our $9.99 Three-Course Dinners, and off-premise offerings, including our Family Meals-to-Go and $5 Carryout-to-Go programs, drove positive same-store sales results as they have for most of the fiscal year.

“BEF Foods performed very well during the fiscal fourth quarter, as overall volume grew 21 percent, with refrigerated side dishes, food service, sausage, and frozen products growing 21 percent, 42 percent, 2 percent, and 23 percent, respectively. Excluding the impact of the Kettle Creations acquisition, overall volume grew 17 percent. The vertical integration and expansion of our refrigerated side dish production capabilities as a result of the Kettle Creations acquisition, and the expansion of our Sulphur Springs, Texas, prepared foods plant, should allow us to drive the types of productivity gains we experienced with our fresh sausage production.”

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Fourth-quarter fiscal 2013 consolidated results and GAAP to Non-GAAP reconciliation

The Company took many significant strategic actions during the fourth quarter of fiscal 2013 that impacted profitability including: the integration of the Kettle Creations acquisition; the sale of Mimi’s Café; the consolidation of ready-to-eat production at the Sulphur Springs, Texas, facility; the sale of the corporate campus and other facilities; and other restructuring activities. As a result, the Company reported GAAP net income of $27.0 million, or $0.97 per diluted share, in the fourth quarter of fiscal 2013. The fourth-quarter results include the negative net pretax impact of $68.2 million of costs from the following GAAP to non-GAAP reconciling items:

Bob Evans Restaurants segment-related costs totaling $1.4 million, including:

•	$0.8 million in noncash charges for impairments, which increased the SG&A line;

•	$1.7 million in charges for severance payments, which increased the SG&A line; offset partially by

•	$1.2 million in income for the gain on sale of assets, primarily related to the sale of the existing corporate campus, which decreased the SG&A line.

Mimi’s Café segment-related costs totaling $62.2 million, including:

•	$57.7 million in the loss on sale of Mimi’s Café; and

•	$4.5 million in net operating loss, sale-related costs and obligations for the fourth quarter through the sale date of February 15, 2013.

BEF Foods segment-related costs totaling $4.6 million, including:

•	$1.1 million in charges for severance and retention payments for the Bidwell and Springfield, Ohio, plant closures and the Kettle Creations acquisition, which increased the SG&A line;

•	$0.5 million in charges for merger and acquisition-related costs, which increased the SG&A line;

•	$4.1 million in the loss on sale of assets, related to the previously announced Bidwell and Springfield, Ohio, plant closures, which increased the SG&A line; offset partially by

•	$1.1 million in income from insurance proceeds.

The GAAP pretax loss for the fourth quarter of fiscal 2013 was $39.0 million. After adjusting for the $68.2 million of non-GAAP reconciling items above, non-GAAP pretax earnings were $29.2 million.

On a GAAP basis, income taxes for the fourth quarter of fiscal 2013 were a benefit of $66.0 million, primarily resulting from the year-to-date adjustment of income tax provision due to differences in pretax earnings forecasts and associated effective income tax rates, as well as the pretax loss incurred on the divestiture of the Mimi’s Café restaurant chain during the fiscal fourth quarter. For non-GAAP purposes, the Company is using an effective rate of 32 percent which, when applied to the non-GAAP pretax earnings of $29.2 million, results in non-GAAP income tax expenses of $9.3 million, and non-GAAP net income of $19.9 million.

GAAP earnings per diluted share for the fourth quarter of fiscal 2013 were $0.97. Excluding the net impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $0.71.

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Fourth-quarter fiscal 2012 consolidated results and GAAP to Non-GAAP reconciliation

The Company reported net income of $22.0 million, or $0.76 per diluted share, in the fourth quarter of fiscal 2012. The fourth quarter results included the negative net pretax impact of $1.8 million of costs from the following GAAP to non-GAAP reconciling items:

Bob Evans Restaurants segment-related income totaling $0.2 million, including:

•	$0.4 million in noncash charges for impairments, which increased the SG&A line; and

•	$1.2 million in the loss on sale of assets, which increased the SG&A line; offset by

•	$1.8 million of additional income as a result of eliminating a two-day early cutoff, as it was no longer required to achieve a timely consolidation.

Mimi’s Café segment-related costs totaling $2.1 million, including:

•	$2.3 million in noncash charges for impairments, which increased the SG&A line; partially offset by

•	$0.2 million of additional income as a result of eliminating a two-day early cutoff, as it was no longer required to achieve a timely consolidation.

BEF Foods segment-related income totaling $0.2 million for a gain on the sale of assets, which decreased the SG&A line.

GAAP earnings per diluted share for fourth quarter 2012 were reported at $0.76. Excluding the net negative impact of the aforementioned charges, 2012 non-GAAP diluted earnings per share would have been $0.80.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

Fourth-quarter fiscal 2013 consolidated income statement summary

Below is a summary of the Company’s non-GAAP consolidated fourth-quarter fiscal 2013 income statement.

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Net sales – Consolidated non-GAAP net sales were $333.9 million in the fourth quarter of fiscal 2013, compared to non-GAAP net sales of $406.5 million in the fourth quarter of fiscal 2012. The decline in consolidated non-GAAP net sales was due to the sale of Mimi’s Café during the quarter. Bob Evans Restaurants’ and BEF Foods’ net sales increased 0.8 percent and 26.1 percent, respectively.

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Operating income – Consolidated non-GAAP operating income was $29.7 million, or 8.9 percent of net sales, in the fourth quarter of fiscal 2013, compared to non-GAAP operating income of $30.6 million, or 7.5 percent of net sales, in the fourth quarter of fiscal 2012. The decrease in non-GAAP operating income was due primarily to cost increases at Bob Evans Restaurants, including: depreciation; legal fees; an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; and long-term incentives, as well as the absence of a profit contribution from Mimi’s Café in the fourth quarter of fiscal 2013, which were not completely offset by the higher sales and margins at BEF Foods.

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Net interest expense – The Company’s net interest expense was $0.5 million in the fourth quarter of fiscal 2013, compared to $1.9 million in the fourth quarter of fiscal 2012. The decrease was the result of lower interest expense resulting from the December prepayment of the Company’s private placement notes, partially offset by higher revolving line of credit borrowings to support general corporate purposes including funding the Company’s capital spending, dividends, share repurchases, and Kettle Creations acquisition.

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Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 27.9 million in the fourth quarter of fiscal 2013, compared to 29.1 million in the fourth quarter of fiscal 2012. The Company repurchased 621,900 shares for $26.1 million in the fourth quarter of fiscal 2013 under its share repurchase program.

Fourth-quarter fiscal 2013 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ fiscal 2013 fourth-quarter non-GAAP operating income was $21.5 million, or 8.9 percent of net sales, compared with non-GAAP operating income of $24.8 million, or 10.3 percent of net sales, last year. The most significant driver of the decrease in profitability was a $2.3 million increase in SG&A expense and $1.7 million in incremental depreciation related primarily to the Farm Fresh Refresh remodel program. These items were partially offset by positive same-store sales of 0.5 percent, which included an approximately $0.9 million incremental negative impact of closed store days due to the Farm Fresh Refresh program as the Company experienced 535 closed days in the fiscal 2013 fourth quarter, compared to 307 days in last year’s fourth quarter.

Net sales – Bob Evans Restaurants’ net sales were $241.7 million in the fourth quarter of fiscal 2013, compared to non-GAAP net sales of $239.6 million in the corresponding period last year. The increase was driven by a 0.5 percent increase in same-store sales, which exceeded the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly.

During the fourth quarter of fiscal 2013, Bob Evans Restaurants:

•	remodeled 74 restaurants;

•	did not open or rebuild any restaurants; and

•	closed five restaurants.

	SSS Restaurants	Feb.	March	April	4Q FY ’13	FY 2013
Bob Evans	547	-4.0%	3.6%	1.7%	0.5%	1.0%

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During the quarter, an additional 25 remodeled restaurants began their second year of post-remodel operations. Those restaurants joined the 55 remodeled restaurants already beyond their first year of operation at the end of the prior quarter. Same-store sales at restaurants remodeled for more than one year increased 1.8 percent during the fourth quarter, demonstrating the positive impact of the remodeling program beyond the first year of sales. Additionally, 74 restaurants were remodeled during the quarter, compared with 39 restaurants during last year’s fourth quarter. Restaurants remodeled within the past year achieved a 2.2 percent same-store sales lift, compared to a 0.6 percent same-store sales decrease at non-remodeled restaurants.

Cost of sales – Bob Evans Restaurants’ cost of sales was 24.5 percent of net sales in the fourth quarter of fiscal 2013, compared to non-GAAP cost of sales of 23.6 percent in the fourth quarter of fiscal 2012. The increase in cost of sales as a percent of net sales was due to commodity cost increases and menu mix, which were partially offset by pricing and ongoing efficiency initiatives.

Operating wages – Bob Evans Restaurants’ operating wages were 37.1 percent of net sales in the fourth quarter of fiscal 2013, compared to non-GAAP operating wages of 38.5 percent of net sales in the fourth quarter of fiscal 2012. The decline in operating wages as a percent of net sales in the fourth quarter of fiscal 2013 was due to workforce management initiatives, including more effective scheduling and sales leverage.

Other operating expenses – Bob Evans Restaurants’ other operating expenses were $38.6 million, or 16.0 percent of net sales, in the fourth quarter of fiscal 2013, compared to non-GAAP other operating expenses of $37.3 million, or 15.6 percent of net sales, in the fourth quarter of fiscal 2012. The increase in spending was due primarily to repair and maintenance expenses associated with winter weather and the Farm Fresh Refresh remodel program.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $18.4 million, or 7.6 percent of net sales, in the fourth quarter of fiscal 2013, compared with non-GAAP SG&A expenses of $16.1 million, or 6.7 percent of net sales, in the fourth quarter of fiscal 2012. The $2.3 million increase was due primarily to higher legal costs, an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost, the Company’s retirement plan match, long-term incentives, and an enterprise resource planning (“ERP”) implementation project.

Fourth-quarter fiscal 2013 Mimi’s Café segment summary

Mimi’s Cafe’s fourth-quarter fiscal 2013 non-GAAP operating income was $0.0 million, compared to non-GAAP operating income of $2.2 million in the fourth quarter of fiscal 2012. The business segment was sold on February 15, 2013. The few weeks of ownership during the fourth quarter of fiscal 2013, which included a number of sale-related costs and obligations, were excluded from non-GAAP earnings.

Fourth-quarter fiscal 2013 BEF Foods segment summary

BEF Foods’ fourth-quarter fiscal 2013 non-GAAP operating income was $8.2 million, or 8.9 percent of net sales, in the fourth quarter of fiscal 2013, compared to non-GAAP operating income of $3.6 million, or 4.9 percent of net sales, in the corresponding period last year. Sales and margins were both favorable, compared to last year.

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Kettle Creations had an accretive effect during the quarter with operating income of approximately $1.5 million. The Kettle Creations acquisition during the second quarter of fiscal year 2013 impacted cost of sales, operating wages, and other operating expenses. Prior to the acquisition, Kettle Creations was a co-packer for the Company. As a result, the entire cost of the products produced by that facility, and purchased by the Company, were included in cost of sales. Subsequent to the acquisition, as an owned facility, rather than as a co-packer, labor costs are included in operating wages; and utilities, freight, and hauling costs are included in other operating expenses.

Net sales – The BEF Foods segment’s fourth quarter fiscal 2013 net sales were $92.3 million, an increase of 26.1 percent, compared to $73.2 million in the fourth quarter of fiscal 2012. Total pounds sold increased 21.4 percent. Promotional discounts and other selling allowances were included as a reduction to gross sales. Kettle Creations’ third party sales accounted for $1.8 million of the net sales increase, and 4.2 percentage points of the volume increase.

Cost of sales – The BEF Foods segment’s fourth-quarter fiscal 2013 cost of sales was 51.6 percent of net sales, compared to 57.7 percent of net sales in the fourth quarter of fiscal 2012. The decrease was due primarily to the acquisition of Kettle Creations as referenced above, and to a lesser extent, the decline in sow costs. Sow costs were $59.07 for the quarter, compared to $60.41 in last year’s fourth quarter. Also continuing to impact cost of sales by approximately $1.5 million during the fourth quarter, was the third quarter unilateral price increase taken by one of the Company’s suppliers. The Company expects to resolve the situation by the end of the second quarter of fiscal 2014 when additional capacity related to the Company’s plant expansions are completed.

Operating wages – The BEF Foods segment’s fourth-quarter fiscal 2013 operating wages were 10.6 percent of net sales, compared to 8.4 percent of net sales in the fourth quarter of fiscal 2012. As noted above, the increase was due primarily to the Company’s acquisition of Kettle Creations.

Other operating expenses – The BEF Foods segment’s other operating expenses were $7.6 million, or 8.3 percent of net sales, in the fourth quarter of fiscal 2013, compared to $5.2 million, or 7.1 percent of net sales, in the fourth quarter of fiscal 2012. As noted above, the increase was due primarily to the Company’s acquisition of Kettle Creations, partially offset by manufacturing productivity initiatives.

SG&A – The BEF Foods segment’s non-GAAP SG&A expenses were $15.7 million, or 17.1 percent of net sales, in the fourth quarter of fiscal 2013, compared to non-GAAP SG&A expenses of $13.4 million, or 18.3 percent of net sales, in the fourth quarter of fiscal 2012. Advertising expenditures increased to support new authorizations and product trial, broker commissions increased as a result of higher sales, and the corporate overhead allocation increased as a result of the Company providing transition services to Mimi’s Café at less than cost.

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Fiscal 2013 consolidated results and GAAP to Non-GAAP reconciliation

The Company took many significant strategic actions during fiscal 2013 that impacted profitability including: the acquisition of Kettle Creations; the sale of Mimi’s Café; initiation of the consolidation of ready-to-eat production at the Sulphur Springs, Texas, facility; the conversion of the restaurant operating entities to limited liability companies; the sale of the corporate campus and other facilities; the early payment of the Company’s private placement notes; and other restructuring activities. As a result, the Company reported a net loss of $2.9 million, or $0.10 per share, in fiscal 2013. The fiscal year results include the negative net pretax impact of $149.5 million of costs in operating profit, and $6.2 million of costs in interest expense, for a total pretax GAAP to non-GAAP adjustment of $155.6 million:

Bob Evans Restaurants segment-related costs totaling $5.1 million, including:

•	$4.4 million in noncash charges for impairments, which increased the SG&A line;

•	$2.8 million in charges for severance payments, which increased the SG&A line; offset partially by

•	$1.6 million in income for the gain on sale of assets, primarily related to the sale of the existing corporate campus, which decreased the SG&A line; and

•	$0.5 million for extinguishment of intercompany debt, which decreased the SG&A line.

Mimi’s Café segment-related income totaling $23.9 million, including:

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$70.6 million in impairment charges; comprised of $68.4 million in noncash charges for asset impairment, which increased the asset impairment line, and $2.2 million in noncash charges for impairments, which increased the SG&A line;

•	$1.7 million in charges for severance and restructuring payments, which increased the SG&A line;

•	$1.9 million in noncash occupancy charges, which increased the other operating expenses line;

•	$57.7 million for the loss on sale;

•	$4.5 million in net operating loss, sale-related costs and obligations for the fourth quarter through the sale date of February 15, 2013; offset by

•	$156.4 million for extinguishment of intercompany debt, which decreased the SG&A line; and

•	$3.9 million in noncash depreciation and amortization, which decreased the depreciation and amortization line.

BEF Foods segment-related costs totaling $168.3 million, including:

•	$6.3 million in charges for severance and retention payments for the Bidwell and Springfield, Ohio, plant closures, and the Kettle Creations acquisition, which increased the SG&A line;

•	$2.1 million in charges for merger and acquisition-related costs, which increased the SG&A line;

•	$4.1 million for the loss on sale of assets, related to the previously announced Bidwell and Springfield, Ohio, plant closures, which increased the SG&A line;

•	$156.9 million for extinguishment of intercompany debt, which increased the SG&A line; partially offset by

•	$1.1 million in income from insurance proceeds.

Additionally, there were $6.2 million of costs associated with the pre-payment of the Company’s private placement notes, which increased the net interest expense line.

The GAAP pretax loss for fiscal 2013 was $55.3 million. After adjusting for the $155.6 million of non-GAAP reconciling items above, non-GAAP pretax earnings were $100.3 million.

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On a GAAP basis, income taxes were a benefit of $52.5 million, primarily reflecting the tax benefits from the pretax loss and converting its restaurant operating entities to limited liability company structures. For non-GAAP purposes, the Company is using an effective tax rate of approximately 33 percent for the full year, which when applied to the non-GAAP pretax earnings of $100.3 million, results in non-GAAP income tax expenses of $33.1 million, and non-GAAP net income of $67.2 million.

Losses per share for fiscal 2013 were $0.10. Excluding the net negative impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $2.39.

Fiscal 2012 consolidated results and GAAP to Non-GAAP reconciliation

The Company reported GAAP net income of $72.9 million, or $2.45 per diluted share, in fiscal 2012. The fiscal year results included the negative net pretax impact of $3.9 million of costs from the following GAAP to non-GAAP reconciling items:

Bob Evans Restaurants segment-related costs totaling $2.2 million, including:

•	$3.2 million in noncash charges for impairments, which increased the SG&A line;

•	$0.8 million in the loss on sale of assets, which increased the SG&A line; offset partially by

•	$1.8 million of additional income as a result of eliminating a two-day early cutoff, as it was no longer required to achieve a timely consolidation.

Mimi’s Café segment-related costs totaling $2.4 million, including:

•	$2.3 million in noncash charges for impairments, which increased the SG&A line; and

•	$0.3 million in charges for severance, which increased the SG&A line; offset partially by

•	$0.2 million of additional income as a result of eliminating a two-day early cutoff, as it was no longer required to achieve a timely consolidation.

BEF Foods segment-related income totaling $0.8 million, including:

•	$0.1 million in noncash charges for impairments, which increased the SG&A line; offset by

•	$0.8 million in income for the gain on sale of assets, which decreased the SG&A line.

GAAP earnings per diluted share for fiscal 2012 were $2.45. Excluding the net negative impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $2.54.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis, excluding the items noted above.

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Fiscal 2013 consolidated income statement summary

Below is a summary of the Company’s non-GAAP consolidated fiscal 2013 income statement.

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Net sales – Consolidated non-GAAP net sales were $1.59 billion in fiscal 2013, a 3.6 percent decrease, compared to non-GAAP nets sales of $1.65 billion in fiscal 2012. This decrease was the absence of fourth quarter fiscal 2013 net sales resulting from the sale of Mimi’s Café on February 15, 2013. Bob Evans Restaurants and BEF Foods recorded sales increases of 1.3 percent and 10.8 percent, respectively.

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Operating income – Consolidated non-GAAP operating income was $105.6 million, or 6.6 percent of net sales, in fiscal 2013, compared to non-GAAP operating income of $111.8 million, or 6.8 percent of net sales, in fiscal 2012. The decrease was due to lower profitability at Bob Evans Restaurants and Mimi’s Café, partially offset by significantly higher profitability at BEF Foods.

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Net interest expense – The Company’s non-GAAP net interest expense was $5.3 million in fiscal 2013, compared to $7.9 million in fiscal 2012. The decrease was primarily the result of lower average borrowing rates in fiscal 2013, compared to fiscal 2012, offset partially by increased borrowing balances. The Company’s total debt position increased from $136 million to $202 million at the end of fiscal 2013 primarily as a result of capital spending increasing from $88.4 million in fiscal 2012 to approximately $125 million in fiscal 2013 and the second quarter fiscal 2013 Kettle Creations acquisition.

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Income taxes – The Company’s non-GAAP effective tax rate for fiscal 2013 was 33.0 percent, compared to the non-GAAP effective tax rate of 27.3 percent in fiscal 2012. The lower effective tax rate in fiscal 2012 reflects the impact of one-time settlements with certain taxing authorities and a reduction for certain prior years’ tax reserves.

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Diluted weighted-average shares outstanding – The Company’s diluted weighted-average share count was 28.1 million in fiscal 2013, compared to 29.8 million in fiscal 2012. The Company repurchased 1.6 million shares for a total of $63.1 million in fiscal 2013.

Fiscal 2013 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ non-GAAP fiscal 2013 operating income was $80.7 million, or 8.2 percent of net sales. Bob Evans Restaurants’ non-GAAP fiscal 2012 operating income was $91.0 million, or 9.4 percent of net sales. The decrease in profitability was due primarily to increases in SG&A expense of $9.3 million and incremental depreciation of $4.6 million related primarily to the Farm Fresh Refresh remodel program. These items were partially offset by positive same-store sales of 1.0 percent, which included an approximately $3.6 million negative impact of closed store days due to the Farm Fresh Refresh program as the company experienced 1,337 closed days during fiscal 2013, compared to 653 days last year.

Net sales – Bob Evans Restaurants’ net sales were $981.4 million in fiscal 2013, a 1.3 percent increase, compared to non-GAAP net sales of $968.6 million in fiscal 2012. Same-store sales at Bob Evans Restaurants increased 1.0 percent in fiscal 2013, which exceeded the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly.

During fiscal 2013, Bob Evans Restaurants:

•	remodeled 195 restaurants;

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•	opened two new restaurants; and

•	closed seven restaurants.

During fiscal 2013, remodeled restaurants achieved a 3.7 percent same-store sales lift, compared to a 0.1 percent same-store sales lift at non-remodeled restaurants.

Cost of sales – Bob Evans Restaurants’ cost of sales was 24.1 percent of net sales in fiscal 2013, compared to non-GAAP cost of sales of 23.7 percent of net sales in fiscal 2012. Average pricing for the year of 2.4 percent and ongoing efficiency initiatives were offset by commodity increases of approximately 0.5 percent and mix.

Operating wages – Bob Evans Restaurants’ operating wages in fiscal 2013 were 37.4 percent of net sales, compared to non-GAAP operating wages of 38.2 percent of net sales in fiscal 2012. The improvement resulted from workforce management initiatives and leverage from a higher average guest check for fiscal 2013, reflecting continued success of the $9.99 Three-Course Dinner value platform.

Other operating expenses – Bob Evans Restaurants’ other operating expenses in fiscal 2013 were $172.4 million, or 17.6 percent of net sales, compared to non-GAAP other operating expenses of $167.8 million, or 17.3 percent of net sales, in fiscal 2012. The increase in spending resulted from repair and maintenance expenses driven partially by the restaurant remodel program; carryout supplies driven by higher sales volume; service contracts; and pre-opening expenses associated with the increased number of remodeled restaurants. Marketing expenditures were flat, compared to the prior year.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $70.7 million, or 7.2 percent of net sales, in fiscal 2013, compared with non-GAAP SG&A expenses of $61.4 million, or 6.3 percent of net sales, in fiscal 2012. The increase in non-GAAP SG&A expenses was due to open headcount filled during the year; increased utilization of contract labor and other wages; employer match to the Company’s retirement plans; long-term incentive plans; legal fees; an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost, and spending for the ERP program.

Depreciation – Bob Evans Restaurants’ depreciation expenses were $53.7 million, or 5.5 percent of net sales, in fiscal 2013, compared with $49.1 million, or 5.1 percent of net sales, in fiscal 2012. The increase was due to incremental capital spending in fiscal 2013 to support new restaurant development and the Farm Fresh Refresh remodel program. The average cost of a remodel was approximately $222,000 in fiscal 2013, compared to $230,000 during fiscal 2012.

Fiscal 2013 Mimi’s Cafe segment summary

Mimi’s Café’s non-GAAP fiscal 2013 operating loss was $5.9 million, compared with non-GAAP fiscal 2012 operating income of $1.0 million. The decrease in profitability was due primarily to lower sales. The business segment was sold on February 15, 2013.

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Fiscal 2013 BEF Foods segment summary

The BEF Foods segment’s non-GAAP operating income was $30.8 million, or 8.8 percent of net sales, in fiscal 2013, compared with non-GAAP operating income of $19.7 million, or 6.3 percent of net sales, in fiscal 2012. The increase in operating income was due primarily to a year-over-year increase in sales, expanded margins, and the $3.4 million accretive effect of the Kettle Creations acquisition, offset partially by an increase in SG&A expenses as discussed below.

The Kettle Creations acquisition during the second quarter of fiscal year 2013 impacted cost of sales, operating wages, and other operating expenses. Prior to the acquisition, Kettle Creations was a co-packer for the Company. As a result, the entire cost of products produced by that facility and purchased by the Company were included in cost of sales. Subsequent to the acquisition, as an owned facility, rather than as a co-packer, labor costs are included in operating wages; and utilities, freight, and hauling costs are included in other operating expenses.

Net sales – The BEF Foods segment’s net sales were $348.8 million in fiscal 2013, an increase of 10.8 percent, compared to $314.7 million in fiscal 2012. Total pounds sold increased 14.6 percent, driven by strong growth in the side dish business, restaurant insourcing and foodservice. Promotional discounts increased $6.7 million, compared to fiscal 2012, primarily to support volume earlier in the year when sow costs dropped. Promotional discounts and other selling allowances affect the income statement as a reduction of gross sales. As a result, the net average selling price declined during the low sow cost period in response to those low input costs . The Kettle Creations acquisition accounted for $5.2 million of the net sales increase, and 2.9 percentage points of the volume increase.

Cost of sales – The BEF Foods segment’s cost of sales was 50.8 percent of net sales in fiscal 2013, compared to 57.5 percent of net sales in fiscal 2012. The decrease was due primarily to the acquisition of Kettle Creations as referenced above, and reduced sow costs. Sow costs averaged $53.87 per hundredweight in fiscal 2013, compared to $61.58 in fiscal 2012.

Operating wages – The BEF Foods segment’s operating wages were 10.7 percent of net sales in fiscal 2013, compared to 8.8 percent of net sales in fiscal 2012. As noted above, the increase was due primarily to the acquisition of Kettle Creations.

Other operating expenses – The BEF Foods segment’s other operating expenses were $28.1 million, or 8.1 percent of net sales, in fiscal 2013, compared to $19.2 million, or 6.1 percent of net sales, in fiscal 2012. The increase was due primarily to the Kettle Creations acquisition, as noted above.

SG&A – The BEF Foods segment’s non-GAAP SG&A expenses were $63.1 million, or 18.1 percent of net sales, in fiscal 2013, compared to non-GAAP SG&A expenses of $57.6 million, or 18.3 percent of net sales, in fiscal 2012. The dollar increase was due primarily to higher advertising and media expenditures, higher hauling and freight expenses related to higher volume, the effect of a product recall during the second fiscal quarter, and higher broker commissions related to increased sales.

12  |  P a g e

Fiscal year 2014 and longer-term outlook

Consistent with its average annual long-term non-GAAP earnings per share growth rate guidance of 8 to 12 percent, the Company expects fiscal 2014 non-GAAP earnings per share of $2.60 to $2.67. This assumes a tax rate in the 34 to 35 percent range, sow costs up from nearly $54 per hundredweight during fiscal 2013 to $60 to $65 per hundredweight in fiscal 2014, $0.09 per share associated with the cost for the ERP project, $0.02 per share for incremental pre-opening costs associated with the Farm Fresh Refresh remodel program, and up to four new Bob Evans Restaurants. Additionally, the Company’s guidance includes an incremental $0.05 per share of costs related to the differential between the fiscal 2013 non-GAAP $5.9 million loss from Mimi’s Café which will not repeat in fiscal 2014, offset by $8.0 million of net costs associated with providing transition services to Mimi’s Café in fiscal 2014, which results in an incremental loss of $2.1 million, or the $0.05 per share.

This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s annual report on Form 10-K and other securities filings.

Particular assumptions for the Company’s full-year outlook include the following:

Consolidated company highlights

•	Net sales – approximately $1.4 billion.

•

Capital expenditures – approximately $175 to $200 million. Key items include the expansion of the Kettle Creations and Sulphur Springs plants, the acceleration of the Farm Fresh Refresh remodeling program, up to four new Bob Evans Restaurants, the completion of the new corporate campus, and the ERP implementation.

•	Depreciation and amortization – approximately $70 to $80 million.

•	Net interest expense – approximately $6.0 to $6.5 million reflecting increased borrowings as a result of increased capital expenditures.

•	Effective non-GAAP tax rate – approximately 34 to 35 percent.

•	Diluted weighted-average share count – approximately 27.9 million.

Bob Evans Restaurants segment

•

Net sales: Overall sales up 1.5 to 2.5 percent. Same-store sales up 1 to 2 percent driven by the sales lift from Farm Fresh Refresh remodels and value platforms offset partially by incremental closed store days. The Company expects to have approximately 1,472 closed store days throughout fiscal 2014, compared to 1,337 during fiscal 2013. The Company also expects to open up to four new locations during fiscal 2014.

•	Cost of sales: Commodity inflation of 2.0 to 3.0 percent.

•

Operating margins: 8.0 to 8.5 percent, reflecting the accelerated Farm Fresh Refresh remodeling program and new restaurant development, which will increase pre-opening expenses by approximately $0.7 million, investments in ERP and an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost.

BEF Foods segment

•	Net sales: Overall net sales of $380 to $400 million, up approximately 10 to 15 percent.

•	Cost of sales: Average sow costs of approximately $60 to $65 per hundredweight, an increase from nearly $54 per hundredweight during fiscal 2013.

13  |  P a g e

•

Operating margins: 8.5 to 9.0 percent, reflecting the impact of ERP spending and an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost. The Company expects to begin additional production at the newly expanded Kettle Creations and Sulphur Springs plants at the end of the second quarter of fiscal 2014. After the initial start-up phase is complete, the Company expects to begin realizing the $4 to 5 million of cost savings associated with these plant expansion initiatives.

Company to host conference call on Wednesday, June 5, 2013

The Company will host a conference call to discuss its year-end fiscal 2013 results at 10 a.m. (ET) on Wednesday, June 5, 2013. The dial-in number is (800) 690-3108, access code 74610773. A replay will be available at (800) 585-8367, access code 74610773.

A simultaneous webcast will be available at www.bobevans.com/ir. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the fourth fiscal quarter (April 26, 2013), Bob Evans Restaurants owned and operated 560 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2012, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

14  |  P a g e

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2013 – Quarter 4

Note: amounts are in thousands, except per share amounts. Mimi’s Café results are through the sale date of February 15, 2013.

Fourth quarter (Q4) and fiscal year, ended April 26, 2013, compared to the corresponding period a year ago:

	GAAP to Non-GAAP Reconciliation of Net Income (unaudited)
	Three Months Ended		Twelve Months Ended
	April 26, 2013	April 27, 2012	April 26, 2013	April 27, 2012
Operating income as reported
Bob Evans Restaurants	$20,128	$24,946	$75,577	$88,810
Mimi’s Café	(62,206)	107	18,053	(1,436)
BEF Foods	3,588	3,738	(137,487)	20,500

Total operating (loss) income	(38,490)	28,791	(43,857)	107,874
Interest Expense	505	1,909	11,485	7,884

Pre-tax (loss) income	(38,995)	26,882	(55,342)	99,990
Income tax (benefit) provision	(66,019)	4,846	(52,480)	27,140

Net Income (loss)	27,024	22,036	(2,862)	72,850
Adjustments
Bob Evans Restaurants
Impairment	811	393	4,409	3,199
Severance/Restructuring	1,723	—	2,773	—
(Gain) loss on sale of assets	(1,164)	1,243	(1,572)	836
Extinguishment of intercompany debt	—	—	(527)	—
Two-day early cutoff	—	(1,803)	—	(1,803)

Total Bob Evans Restaurants Adjustments	1,370	(167)	5,083	2,232
Mimi’s Café
Impairment	—	2,327	70,576	2,327
Severance/Restructuring	—	—	1,740	287
Occupancy costs	—	—	1,875	—
Loss on sale of assets	57,743	—	57,743	—
Extinguishment of intercompany debt	—	—	(156,418)	—
Deprec & amort	—	—	(3,924)	—
Two-day early cutoff	—	(207)	—	(207)
4th QTD loss before sale	4,463	—	4,463	—

Total Mimi’s Café Adjustments	62,206	2,120	(23,945)	2,407
BEF Foods
Impairment	—	—	—	87
Severance/Restructuring	1,099	—	6,283	—
Merger and acquisition related costs	493	—	2,059	—
Loss (gain) on sale of assets	4,129	(158)	4,124	(847)
Extinguishment of intercompany debt	—	—	156,945	—
Insurance proceeds	(1,087)	—	(1,087)	—

Total BEF Foods Adjustments	4,634	(158)	168,324	(760)
Total adjustments
Impairment	811	2,720	74,985	5,613
Severance/Restructuring	2,822	—	10,796	287
Merger and acquisition related costs	493	—	2,059	—
Loss (gain) on sale of assets	60,708	1,085	60,295	(11)
4th QTD loss before sale	4,463	—	4,463	—
Occupancy costs	—	—	1,875	—
Insurance Proceeds	(1,087)	—	(1,087)	—
Deprec & amort	—	—	(3,924)	—
Two-day early cutoff	—	(2,010)	—	(2,010)

	68,210	1,795	149,462	3,879
Non-GAAP operating income
Bob Evans Restaurants	21,498	24,779	80,660	91,042
Mimi’s Café	—	2,227	(5,892)	971
BEF Foods	8,222	3,580	30,837	19,740

Total Non-GAAP operating income	29,720	30,586	105,605	111,753
Adjustments to Interest Expense
Private placement pre-payment related costs	—	—	(6,150)	—

Non-GAAP Interest Expense	505	1,909	5,335	7,884

Non-GAAP Pre-tax Income	29,215	28,677	100,270	103,869
Adjustments to Income Tax Provision*	75,362	487	85,555	1,198

Non-GAAP Income Tax Provision	9,343	5,333	33,075	28,338

Non-GAAP Net Income	$19,872	$23,344	$67,194	$75,531

*	Adjustment to reflect Company’s quarter-to-date 32% non-GAAP tax rate and year-to-date 33% non-GAAP tax rate

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Consolidated Three Months Ended				Bob Evans Restaurants Three Months Ended
	April 26, 2013	% of Sales	April 27, 2012	% of Sales	April 26, 2013	% of Sales	April 27, 2012	% of Sales
Operating (loss) income as reported
Net sales	$353,877		$413,528		$241,656		$244,729
Cost of sales	112,008	31.7%	125,230	30.3%	59,160	24.5%	57,716	23.6%
Operating wages	108,646	30.7%	135,647	32.8%	89,564	37.1%	93,609	38.3%
Other operating	50,539	14.3%	62,457	15.1%	38,606	16.0%	37,644	15.4%
SG&A	45,776	12.9%	40,218	9.7%	19,808	8.2%	18,146	7.4%
Deprec & amort	17,655	5.0%	21,185	5.1%	14,392	6.0%	12,668	5.2%
Loss on sale of Mimi’s Café	57,743	16.3%

Total as reported	(38,490)	-10.9%	28,791	7.0%	20,128	8.3%	24,946	10.2%
Adjustments
Net sales	(19,968)		(6,984)		—		(5,085)
Cost of sales	(5,259)		(1,709)		—		(1,204)
Operating wages	(9,276)		(2,252)		—		(1,350)
Other operating	(4,306)		(501)		—		(362)
SG&A	(11,595)		(4,317)		(1,370)		(2,002)
Loss on sale of Mimi’s Café	(57,743)		—		—		—

Total adjustments	68,210		1,795		1,370		(167)
Non-GAAP operating income
Net sales	333,909		406,544		241,656		239,644
Cost of sales	106,749	32.0%	123,521	30.4%	59,160	24.5%	56,512	23.6%
Operating wages	99,370	29.8%	133,395	32.8%	89,564	37.1%	92,259	38.5%
Other operating	46,233	13.8%	61,956	15.2%	38,606	16.0%	37,281	15.6%
SG&A	34,181	10.2%	35,901	8.8%	18,438	7.6%	16,145	6.7%
Deprec & amort	17,656	5.3%	21,185	5.2%	14,392	6.0%	12,668	5.3%

Total non-GAAP operating income	29,720	8.9%	30,586	7.5%	21,498	8.9%	24,778	10.3%
Net interest expense as reported	505		1,909

Non-GAAP net interest expense	505		1,909
(Loss) income before income taxes as reported	(38,995)		26,882
Adjustments	68,210		1,795

Non-GAAP pre-tax income	29,215		28,677
(Benefit) provision for income taxes as reported	(66,019)		4,846
Income tax effect of adjustment *	75,362		487

Non-GAAP provision for income taxes	9,343		5,333
Net income as reported	27,024		22,036
Adjustments to net income	(7,152)		1,308

Non-GAAP net income	19,872		23,344
Basic as reported	$0.97		$0.76
Adjustments	$(0.26)		$0.05

Non-GAAP basic	$0.72		$0.81
Diluted as reported	$0.97		$0.76
Adjustments	$(0.26)		$0.04

Non-GAAP diluted	$0.71		$0.80
Average shares outstanding
Basic	27,767		28,991
Diluted	27,901		29,134

*	Adjustment to reflect Company’s quarter-to-date 32% non-GAAP tax rate

Fiscal 2013 – Quarter 4 p 2

	GAAP to Non-GAAP Reconciliation (unaudited)
	Mimi’s Café Three Months Ended				BEF Foods Three Months Ended
	April 26, 2013	% of Sales	April 27, 2012	% of Sales	April 26, 2013	% of Sales	April 27, 2012	% of Sales
Operating income (loss) as reported
Net sales	$19,968		$95,630		$92,253		$73,169
Cost of sales	5,259	26.3%	25,301	26.5%	47,589	51.6%	42,213	57.7%
Operating wages	9,276	46.5%	35,886	37.5%	9,806	10.6%	6,152	8.4%
Other operating	4,306	21.6%	19,588	20.5%	7,627	8.3%	5,225	7.1%
SG&A	5,590	28.0%	8,834	9.2%	20,378	22.1%	13,238	18.1%
Deprec & amort	—		5,914	6.2%	3,264	3.5%	2,603	3.6%
Loss on sale of Mimi’s Café	57,743	289.2%	—		—		—

Total as reported	(62,206)	-311.5%	107	0.1%	3,588	3.9%	3,738	5.1%
Adjustments
Net sales	(19,968)		(1,899)		—		—
Cost of sales	(5,259)		(505)		—		—
Operating wages	(9,276)		(902)		—		—
Other operating	(4,306)		(138)		—		—
SG&A	(5,590)		(2,474)		(4,634)		158
Loss on sale of Mimi’s Café	(57,743)		—		—		—

Total adjustments	62,206		2,120		4,634		(158)
Adjusted operating income
Net sales	—		93,731		92,253		73,169
Cost of sales	—		24,796	26.4%	47,589	51.6%	42,213	57.7%
Operating wages	—		34,984	37.3%	9,806	10.6%	6,152	8.4%
Other operating	—		19,450	20.8%	7,627	8.3%	5,225	7.1%
SG&A	—		6,360	6.8%	15,744	17.1%	13,396	18.3%
Deprec & amort	—		5,914	6.3%	3,264	3.5%	2,603	3.6%

Total adjusted operating income	—		2,227	2.4%	8,222	8.9%	3,580	4.9%

Fiscal 2013 – Quarter 4 p 3

	GAAP to Non-GAAP Reconciliation (unaudited)
	Consolidated Twelve Months Ended				Bob Evans Restaurants Twelve Months Ended
	April 26, 2013	% of Sales	April 27, 2012	% of Sales	April 26, 2013	% of Sales	April 27, 2012	% of Sales
Operating income as reported
Net sales	$1,608,909		$1,654,413		$981,418		$973,678
Cost of sales	486,855	30.3%	509,816	30.8%	236,822	24.1%	230,795	23.7%
Operating wages	512,292	31.8%	535,069	32.3%	367,136	37.4%	370,995	38.1%
Other operating	267,827	16.6%	268,799	16.2%	172,393	17.6%	168,164	17.3%
SG&A	180,158	11.2%	150,743	9.1%	75,772	7.7%	65,832	6.8%
Deprec & amort	79,482	4.9%	82,112	5.0%	53,719	5.5%	49,082	5.0%
Asset impairment	68,409	4.3%	—		—		—
Loss on sale of Mimi’s Café	57,743	3.6%	—		—		—

Total as reported	(43,857)	-2.7%	107,874	6.5%	75,577	7.7%	88,809	9.1%
Adjustments
Net Sales	(19,968)		(6,985)		—		(5,086)
Cost of Sales	(5,259)		(1,709)		—		(1,204)
Operating Wages	(9,276)		(2,252)		—		(1,350)
Other Operating	(6,181)		(502)		—		(364)
SG&A	(26,486)		(6,401)		(5,083)		(4,400)
Deprec & Amort	3,924		—		—		—
Asset Impairment	(68,409)		—		—		—
Loss on sale of Mimi’s Café	(57,743)		—		—		—

Total Adjustments	149,462		3,879		5,083		2,232
Non-GAAP operating income
Net sales	1,588,941		1,647,428		981,418		968,592
Cost of sales	481,596	30.3%	508,107	30.8%	236,822	24.1%	229,591	23.7%
Operating wages	503,016	31.7%	532,817	32.3%	367,136	37.4%	369,645	38.2%
Other operating	261,646	16.5%	268,297	16.3%	172,393	17.6%	167,800	17.3%
SG&A	153,672	9.7%	144,342	8.8%	70,688	7.2%	61,432	6.3%
Deprec & amort	83,406	5.2%	82,112	5.0%	53,719	5.5%	49,082	5.1%

Total non-GAAP operating income	105,605	6.6%	111,753	6.8%	80,660	8.2%	91,042	9.4%
Net interest expense as reported	11,485		7,884
Adjustments	(6,150)		—

Non-GAAP net interest expense	5,335		7,884
Income before income taxes as reported	(55,342)		99,990
Adjustments	155,612		3,879

Non-GAAP pre-tax income	100,270		103,869
(Benefit) provision for income taxes as reported	(52,480)		27,140
Income tax effect of adjustment *	85,555		1,198

Non-GAAP income tax provision	33,075		28,338
Net income as reported	(2,862)		72,850
Adjustments	70,056		2,681

Non-GAAP net income	67,194		75,531
Basic as reported	$(0.10)		$2.45
Adjustments	$2.49		$0.09

Non-GAAP basic	$2.39		$2.54
Diluted as reported	$(0.10)		$2.45
Adjustments	$2.49		$0.09

Non-GAAP diluted	$2.39		$2.54
Basic	28,094		29,679
Diluted	28,094		29,781

*	Adjustment to reflect Company’s year-to-date 33% non-GAAP tax rate

Fiscal 2013 – Quarter 4 p 4

	GAAP to Non-GAAP Reconciliation (unaudited)
	Mimi’s Café Twelve Months Ended				BEF Twelve Months Ended
	April 26, 2013	% of Sales	April 27, 2012	% of Sales	April 26, 2013	% of Sales	April 27, 2012	% of Sales
Operating income as reported
Net sales	$278,683		$366,015		$348,808		$314,720
Cost of sales	72,939	26.2%	98,081	26.8%	177,095	50.8%	180,940	57.5%
Operating wages	107,897	38.7%	136,287	37.2%	37,259	10.7%	27,787	8.8%
Other operating	67,339	24.2%	81,453	22.3%	28,094	8.1%	19,182	6.1%
SG&A	(127,043)	-45.6%	28,054	7.7%	231,428	66.3%	56,857	18.1%
Deprec & amort	13,344	4.8%	23,576	6.4%	12,419	3.6%	9,454	3.0%
Intangible impairment	68,409	24.5%	—		—		—
Loss on sale of Mimi’s Café	57,743	20.7%	—		—		—

Total as reported	18,053	6.5%	(1,436)	-0.4%	(137,487)	-39.4%	20,500	6.5%
Adjustments
Net sales	(19,968)		(1,899)		—		—
Cost of sales	(5,259)		(505)		—		—
Operating wages	(9,276)		(902)		—		—
Other operating	(6,181)		(138)		—		—
SG&A	146,922		(2,761)		(168,324)		760
Deprec & amort	3,924		—		—		—
Intangible impairment	(68,409)		—		—		—
Loss on sale of Mimi’s Café	(57,743)		—		—		—

Total adjustments	(23,945)		2,407		168,324		(760)
Adjusted operating income
Net sales	258,715		364,116		348,808		314,720
Cost of sales	67,680	26.2%	97,576	26.8%	177,095	50.8%	180,940	57.5%
Operating wages	98,621	38.1%	135,385	37.2%	37,259	10.7%	27,787	8.8%
Other operating	61,159	23.6%	81,315	22.3%	28,094	8.1%	19,182	6.1%
SG&A	19,879	7.7%	25,293	6.9%	63,104	18.1%	57,617	18.3%
Deprec & amort	17,268	6.7%	23,576	6.5%	12,419	3.6%	9,454	3.0%

Total adjusted operating (loss) income	(5,892)	-2.3%	971	0.3%	30,837	8.8%	19,740	6.3%

Fiscal 2013 – Quarter 4 p 5

	Consolidated Results
	Three Months Ended
	April 26, 2013	% of sales	April 27, 2012	% of sales
Net sales	$353,877		$413,528
Cost of sales	112,008	31.7%	125,230	30.3%
Operating wages	108,646	30.7%	135,647	32.8%
Other operating	50,539	14.3%	62,457	15.1%
S,G&A	45,776	12.9%	40,218	9.7%
Deprec & amort	17,655	5.0%	21,185	5.1%
Loss on sale of Mimi’s Café	57,743	16.3%	—

Operating (loss) income	(38,490)	-10.9%	28,791	7.0%
Interest	505	0.1%	1,909	0.5%

Pre-tax (loss) income	(38,995)	-11.0%	26,882	6.5%
(Benefit) provision for income taxes	(66,019)	-18.7%	4,846	1.2%

Net Income	$27,024	7.6%	$22,036	5.3%
EPS - basic	$0.97		$0.76
EPS - diluted	$0.97		$0.76
Dividends paid per share	$0.275		$0.250
Weighted average shares outstanding:
Basic	27,767		28,991
Dilutive stock options	134		143

Diluted	27,901		29,134
Shares outstanding at quarter-end:	27,418		28,610

Income taxes, as a percentage of pre-tax income, were 169.3% vs.18.0%

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		Mimi’s Café		BEF Foods
	April 26, 2013	April 27, 2012	April 26, 2013	April 27, 2012	April 26, 2013	April 27, 2012
Net sales	$241,656	$244,729	$19,968	$95,630	$92,253	$73,169
Cost of sales	24.5%	23.6%	26.3%	26.5%	51.6%	57.7%
Operating wages	37.1%	38.3%	46.5%	37.5%	10.6%	8.4%
Other operating	16.0%	15.4%	21.6%	20.5%	8.3%	7.1%
S,G&A	8.2%	7.4%	28.0%	9.2%	22.1%	18.1%
Deprec & amort	6.0%	5.2%	0.0%	6.2%	3.5%	3.6%
Loss on sale of Mimi’s Café	0.0%	0.0%	289.2%	0.0%	0.0%	0.0%

Operating income	8.3%	10.2%	-311.5%	0.1%	3.9%	5.1%

Fiscal 2013 – Quarter 4 p 6

Fiscal Year (FY), ended April 26, 2013, compared to the corresponding period a year ago:

	Consolidated Results
	Twelve Months Ended
	April 26, 2013	% of sales	April 27, 2012	% of sales
Net sales	$1,608,909		$1,654,413
Cost of sales	486,855	30.3%	509,816	30.8%
Operating wages	512,292	31.8%	535,069	32.3%
Other operating	267,827	16.6%	268,799	16.2%
S,G&A	180,158	11.2%	150,743	9.1%
Deprec & amort	79,482	4.9%	82,112	5.0%
Asset impairment	68,409	4.3%	—	0.0%
Loss on sale of Mimi’s Café	57,743	3.6%	—	0.0%

Operating (loss) income	(43,857)	-2.7%	107,874	6.5%
Interest	11,485	0.7%	7,884	0.5%

Pre-tax (loss) income	(55,342)	-3.4%	99,990	6.0%
(Benefit) provision for income taxes	(52,480)	-3.3%	27,140	1.6%

Net (loss) income	$(2,862)	-0.2%	$72,850	4.4%
EPS - basic	$(0.10)		$2.45
EPS - diluted	$(0.10)		$2.45
Dividends paid per share	1.075		$0.950
Weighted average shares outstanding:
Basic	28,094		29,679
Dilutive stock options	—		102

Diluted	28,094		29,781

The number of antidilutive stock options outstanding at April 26, 2013 that were not included in the computation of diluted earnings per share, because to do so would have been antidilutive, were 141 shares for the fiscal year ended April 26, 2013.

Shares outstanding at year-end	27,418		28,610

Income taxes, as a percentage of pre-tax income, were 94.8% vs.27.1%

	Segment Results
	Twelve Months Ended
	Bob Evans Restaurants		Mimi’s Café		BEF Foods
	April 26, 2013	April 27, 2012	April 26, 2013	April 27, 2012	April 26, 2013	April 27, 2012
Net sales	$981,418	$973,678	$278,683	$366,015	$348,808	$314,720
Cost of sales	24.1%	23.7%	26.2%	26.8%	50.8%	57.5%
Operating wages	37.4%	38.1%	38.7%	37.2%	10.7%	8.8%
Other operating	17.6%	17.3%	24.2%	22.3%	8.1%	6.1%
S,G&A	7.7%	6.8%	-45.6%	7.7%	66.3%	18.1%
Deprec & amort	5.5%	5.0%	4.8%	6.4%	3.6%	3.0%
Asset impairment	0.0%	0.0%	24.5%	0.0%	0.0%	0.0%
Loss on sale of Mimi’s Café	0.0%	0.0%	20.7%	0.0%	0.0%	0.0%

Operating income	7.7%	9.1%	6.5%	-0.4%	-39.4%	6.5%

Fiscal 2013 – Quarter 4 p 7

Bob Evans Restaurants openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Full Year	Closings	Ending Total
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569
2009	571	—	—	—	1	1	2	570

Bob Evans Restaurants rebuilt restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2013	—	—	—	—	—
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2
2009	1	3	—	—	4

Full realization of Bob Evans Restaurant remodel benefits:

	Fiscal Year
	2012	2013	2014 Est.
Assumptions:
Remodel openings	87	195	233
Total days closed for remodels	653	1,337	1,472
Financial impact:
Closed day sales	$2,701	$6,331	$7,500
Pre-opening expense	$1,571	$3,375	$3,845

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	—	8
Ft. Wayne	—	7	4	—	11
Indianapolis	—	15	15	—	30
Flint	—	6	8	—	14
Louisville	—	—	6	20	26
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total restaurants	36	45	40	74	195
Pre-Opening Expense	$510	$773	$771	$1,321	$3,375
Total days closed for remodels	254	290	258	535	1,337

Fiscal 2013 – Quarter 4 p 8

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20

Total restaurants	2	31	15	39	87
Pre-Opening Expense	$43	$471	$358	$699	$1,571
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29

Total restaurants	—	2	10	19	31
Pre-Opening Expense	—	$74	$240	$192	$506
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Prototype	—	—	—	1	1

Total restaurants	—	—	—	1	1
Pre-Opening Expense	—	—	—	$20	$20
Total days closed for remodels	—	—	—	3	3

Fiscal 2013 – Quarter 4 p 9

Bob Evans Restaurants same-store sales analysis (18-month core; 547 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)	(3.5)	1.8	(5.3)
June	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)	(3.1)	2.0	(5.1)
July	2.3	0.9	1.4	(1.8)	2.0	(3.8)	(3.7)	2.0	(5.7)

Q1	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)	(3.5)	1.9	(5.4)
August	1.5	0.9	0.6	(2.6)	2.0	(4.6)	(1.8)	2.0	(3.8)
September	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)	(0.6)	1.8	(2.4)
October	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)	(0.5)	1.8	(2.3)

Q2	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)	(0.9)	1.9	(2.8)
November	2.1	2.8	(0.7)	0.1	1.9	(1.8)	6.1	1.9	4.2
December	(0.5)	2.7	(3.2)	2.4	2.2	0.2	(5.0)	1.9	(6.9)
January	3.1	2.7	0.4	2.3	2.0	0.3	(1.7)	1.4	(3.1)

Q3	1.6	2.8	(1.2)	1.6	2.0	(0.4)	(0.5)	1.8	(2.3)
February	(4.0)	3.1	(7.1)	2.2	1.7	0.5	3.2	1.0	2.2
March	3.6	3.5	0.1	(2.0)	1.7	(3.7)	(0.9)	1.0	(1.9)
April	1.7	3.4	(1.7)	(1.5)	1.8	(3.3)	1.3	1.0	0.3

Q4	0.5	3.4	(2.8)	(0.6)	1.7	(2.3)	1.2	1.0	0.2
Fiscal	1.0	2.4	(1.4)	(0.6)	1.7	(2.3)	(1.0)	1.7	(2.7)
year

•	Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Annual store sales ($) – FY13	$1,741,000
Q4 FY 2013 day part mix (%):
Breakfast	31%
Lunch	38%
Dinner	31%
Q4 FY 2013 dine-in check average per guest ($):
Breakfast	$8.64
Lunch	9.28
Dinner	9.39

Q4 FY 2013 dine-in check average per guest ($)	$$9.10
Q4 FY 2013 dine-in check average per ticket ($)	$$17.80
Q4 FY 2013 carry-out check average per ticket ($)	$$15.11

Fiscal 2013 – Quarter 4 p 10

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2	Q3	Q4	YTD
2013	$54.19	$43.22	$58.72	$59.07	$53.87
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17
2010	$43.24	$32.88	$40.14	$55.91	$42.18

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	YTD
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%
2010	-2.9%	10.1%	20.9%	4.5%	8.2%

Total pounds sold, by category:

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%	25.5%	22.0%
Sides	39.5%	37.8%	39.7%	38.7%
Frozen	5.7%	5.3%	4.2%	5.5%
Food Service	26.9%	30.0%	28.0%	30.5%
Other	3.7%	2.7%	2.6%	3.4%

Fiscal Year 2012:

Category	Q1	Q2	Q3	Q4
Sausage	29.1%	26.6%	28.1%	26.0%
Sides	35.0%	38.9%	41.2%	38.9%
Frozen	7.2%	6.5%	5.1%	5.4%
Food Service	24.1%	24.0%	22.2%	26.1%
Other	4.6%	4.0%	3.4%	3.6%

Net sales review (dollars in thousands):

	Q4 2013	YTD 2013	Q4 2012	YTD 2012
Gross sales	$105,393	$403,307	$87,210	$361,883
Less: promotions	(12,306)	(50,536)	(12,997)	(43,799)
Less: returns and slotting	(834)	(3,963)	(1,044)	(3,364)

Net sales	$92,253	$348,808	$73,169	$314,720

Fiscal 2013 – Quarter 4 p 11